Exhibit 99.1

FOR IMMEDIATE RELEASE	Ref: 08-28

Contact: Tabitha Zane Vice President, Investor Relations 919-431-1529

Highwoods Properties Reports Third Quarter Results

$0.71 Reported FFO per Share

FFO From Core Operations Up 11% Year-over-Year

91.6% Occupancy – Up 120 bps Year-over-Year

$336 Million Development Pipeline 71% Pre-leased

Reaffirms and Narrows 2008 FFO Guidance to $2.73 to $2.76 per Share

Previously $2.70 to $2.78 per Share

Raleigh, NC – October 29, 2008 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today reported financial and operational results for the three and nine months ended September 30, 2008.

Ed Fritsch, President and CEO, stated, “We reported solid financial results this quarter, with revenue, net income and Funds from Operations (FFO) all increasing from the third quarter of 2007. FFO from core operations was $0.68 per share, an 11% increase from the third quarter of 2007, and we now expect FFO from core operations to be 10% higher for full year 2008 compared to 2007.”

FFO from core operations is reported FFO excluding (1) recurring, non-core operating items such as land sale gains and lease termination fees and (2) one-time, non-recurring items such as building impairments and preferred stock repurchase charges.

“Occupancy also increased this quarter,” said Mr. Fritsch, “up 120 basis points from the third quarter of 2007 and up 50 basis points from the second quarter of this year. Pre-leasing in our $336 million development pipeline is currently 71%, a 500 basis point increase over the past three months.”

“We are also pleased to have issued 5.5 million shares of common stock for net proceeds of $195 million in early September. We deployed $52.5 million to repurchase high-coupon preferred stock at a discount and the balance was used to pay down our $450 million revolving credit facility, which currently has $320 million of availability. We have no debt maturing this quarter and the $174 million of fixed rate debt we have maturing next year bears a weighted average interest rate of 7.9%. Our credit facility, which carries an initial maturity date of May 2009, has a one year extension, at our sole option, which we currently plan to exercise,” added Mr. Fritsch.

Highwoods Properties

The Company also reaffirmed and narrowed its 2008 FFO guidance range from $2.70 to $2.78 per diluted share to $2.73 to $2.76 per diluted share. Approximately $0.02 per share of dilution is incorporated in this guidance as a result of the Company’s 5.5 million common share equity offering.

Third Quarter and Nine Month Financial Results

For the third quarter of 2008, the Company reported net income available for common stockholders of $12.2 million, or $0.21 per diluted share. Net income available for common stockholders for the third quarter of 2007 was $9.9 million, or $0.17 per diluted share.

For the nine months ended September 30, 2008, net income available for common stockholders was $37.1 million, or $0.64 per diluted share. Net income per diluted share in the first nine months of 2008 included $0.19 from gains on sales of depreciable assets, $0.03 of land sale gains and a nominal charge for the repurchase of preferred stock. For the nine months ended September 30, 2007, net income available for common stockholders was $62.4 million, or $1.09 per diluted share. Net income per diluted share in the first nine months of 2007 included $0.28 of land sale gains, $0.61 from gains on sales of depreciable assets, $0.07 related to finalization of an insurance claim and a preferred stock repurchase charge of $0.04.

Excluding the gains and charges listed above, net income available for common stockholders in the first nine months of 2008 would have been $0.42 per diluted share and $0.17 per diluted share in the first nine months of 2007.

FFO for the third quarter of 2008 was $44.6 million, or $0.71 per diluted share, compared to $36.1 million, or $0.59 per diluted share, for the third quarter of 2007. For the nine months ended September 30, 2008, FFO was $130.3 million, or $2.11 per diluted share, compared to FFO of $128.3 million, or $2.08 per diluted share, for the nine months ended September 30, 2007.

The following items were included in the determination of net income available for common shareholders for the three and nine months ended September 30, 2008 and 2007:

	3 Months Ended 9/30/08		3 Months Ended 9/30/07
	(000)	Per Share	(000)	Per Share
Impairments on depreciable assets	$—	$—	$(384)	$(0.01)
Preferred stock redemption/repurchase charges	(108)	(0.00)	(842)	(0.01)
Land sale gains	1,727	0.03	225	0.00
Land impairment	—	—	(789)	(0.01)
Lease termination income	436	0.01	259	0.00
Straight line rental income	967	0.02	908	0.01
Capitalized interest	2,106	0.03	2,742	0.04
Gains on sales of depreciable assets (1)	3,155	0.05	8,064	0.13
Release of FASB FIN 48 tax liability (2)	—	—	1,473	0.02

(1)	Gains on sales of depreciable assets are excluded in the calculation of FFO as defined by the National Association of Real Estate Investment Trusts.

(2)	In connection with the adoption of FIN 48, on January 1, 2007 the Company recorded a $1.4 million liability for an uncertain tax position, with the related expense reflected as a reduction to the beginning balance of distributions in excess of net earnings. During the third quarter of 2007, the liability for the uncertain tax position was released, and income recognized, upon the expiration of the applicable statute of limitations. This item is not included in the calculation of FFO.

Highwoods Properties

	9 Months Ended 9/30/08		9 Months Ended 9/30/07
	(000)	Per Share	(000)	Per Share
Impairments on depreciable assets	$—	$—	$(384)	$(0.01)
Preferred stock redemption/repurchase charges	(108)	(0.00)	(2,285)	(0.04)
Land sale gains	1,816	0.03	17,029	0.28
Land impairment	—	—	(789)	(0.01)
Lease termination income	2,362	0.04	2,393	0.04
Straight line rental income	5,263	0.09	3,370	0.05
Capitalized interest	6,912	0.11	7,254	0.12
Gains on sales of depreciable assets (1)	11,926	0.19	37,348	0.61
Gain on property insurance claim	—	—	4,128	0.07
Release of FASB FIN 48 tax liability (2)	—	—	1,473	0.02

See preceding page for Notes (1) and (2).

Third Quarter 2008 Highlights

•

Average in-place cash rental rates across the Company’s total portfolio grew 3.0% compared to the third quarter of 2007. Average in-place cash rental rates across the Company’s office portfolio increased 3.8% from the same period a year ago. Since the third quarter of 2004, average in-place cash rental rates across the Company’s total portfolio and office portfolio have increased 15.3% and 13.7%, respectively.

•

Same property net operating income from continuing operations, excluding straight line rent and termination fee income, for the three and nine months ended September 30, 2008 increased 1.0% and 2.8%, respectively, from the corresponding periods of 2007.

•	On September 8, the Company priced a public offering of 5.5 million shares of its common stock for net proceeds of $195 million. The offering closed on September 12.

•

On September 16, the Company acquired 53,845 shares of its 8.625% Series A Preferred Stock at 97.5% of liquidation value in a privately negotiated transaction. The yield to the Company relating to this repurchase was 8.9%.

The Company also noted that on October 15, it acquired the PennMarc Centre building in Memphis in exchange for 183,587 operating partnership units and the assumption of $7.8 million of 8.15% secured debt that matures in February 2016. The Company will incur approximately $1.7 million of near-term building improvements and other costs related to this acquisition.

Funds from Operations Outlook

For 2008, the Company now expects FFO per diluted share to be in the range of $2.73 to $2.76. The Company’s FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, operating and general and administrative expenses, interest rates, gains and impairments from land sales, gains from residential condominium sales, and the impact of development deliveries, acquisitions and dispositions. This estimate assumes approximately 63.3 million diluted shares outstanding and excludes any gains or impairments associated with potential depreciable property dispositions, as well as any one-time, non-recurring charges or credits that may occur during the remainder of the year. Factors that could cause actual 2008 FFO results to differ materially from the Company’s current expectations are discussed below and are also detailed in the Company’s 2007 Annual Report on Form 10-K.

Highwoods Properties

Management’s revised outlook for 2008 is based on the following operating assumptions:

	Low	High

Year End Occupancy	90.5%	91.5%

Same Property Cash NOI Growth	1.5%	2.5%

G&A Expenses (1)	$37.0M	$39.0M

Lease Termination Income	$2.4M	$2.8M

Gains from Land and Residential Condominium Sales	$4.4M	$5.0M

Straight Line Rental Income	$5.8M	$6.4M

Dispositions	$36M	$50M

Acquisitions	$45M	$45M

Development Starts	$48M	$65M

(1)	Includes an estimated reduction of $2.0 million related to a projected decrease in the value of unrelated mutual funds held by the Company in its nonqualified deferred compensation plan during the year. Any such change in G&A expenses is fully offset by a reduction in “Other Income” and has no net impact on FFO.

The Company expects to provide FFO guidance for 2009 in January, as it has in previous years.

Supplemental Information

A copy of the Company’s third quarter 2008 Supplemental Information that includes financial, leasing and operational statistics is available in the “Investor Relations/Financial Supplementals” section of the Company’s Web site at www.highwoods.com. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-431-1529/ 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Conference Call

Tomorrow, Thursday, October 30, at 10:00 a.m. Eastern time, Highwoods will host a teleconference call to discuss the matters outlined in this press release. For US/Canada callers, dial (888) 202-5268 and international callers dial (706) 643-7509. A live listen-only Webcast can be accessed through the Company’s Web site at www.highwoods.com under the “Investor Relations” section. A Webcast replay will be available after the completion of the call.

Highwoods Properties

Non-GAAP Information

Funds from Operations (“FFO”): We believe that FFO and FFO per share are beneficial to management and investors and are important indicators of the performance of any equity REIT. Because FFO and FFO per share calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, management believes that the use of FFO and FFO per share, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing and investing activities.

FFO and FFO per share as disclosed by other REITs may not be comparable to our calculation of FFO and FFO per share as described below. FFO and FFO per share are non-GAAP financial measures and therefore do not represent net income or net income per share as defined by GAAP. Net income and net income per share as defined by GAAP are the most relevant measures in determining our operating performance because FFO and FFO per share include adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit. Accordingly, FFO and FFO per share should never be considered as alternatives to net income or net income per share as indicators of our operating performance.

The calculation of FFO as defined by the National Association of Real Estate Investment Trusts is as follows:

•	Net income (loss) computed in accordance with GAAP;
•	Less dividends to holders of preferred stock and less excess of preferred stock redemption cost over carrying value;
•	Plus depreciation and amortization of assets uniquely significant to the real estate industry;
•	Less gains, or plus losses, from sales of depreciable operating properties (but excluding impairment losses) and excluding items that are classified as extraordinary items under GAAP;
•	Plus or minus adjustments for unconsolidated partnerships and joint ventures (to reflect Funds from Operations on the same basis); and
•	Plus or minus adjustments for depreciation and amortization and gains/(losses) on sales and minority interest related to discontinued operations.

In calculating FFO, the Company also adds back minority interest in the income from its operating partnership, which we believe is consistent with standard industry practice for REITs that operate through an UPREIT structure. The Company believes that it is important to present FFO on an as-converted basis since all of the operating partnership units not owned by the Company are redeemable on a one-for-one basis for shares of the Company’s common stock. The Company’s FFO calculations are reconciled to net income in a table included with this release.

Highwoods Properties

Net operating income from continuing operations (“NOI”): The Company defines NOI as “Rental and other revenues” from continuing operations less “Rental property and other expenses” from continuing operations. Management believes that NOI is a useful supplemental measure of the Company’s property operating performance because it provides a performance measure of the revenues and expenses directly involved in owning real estate assets, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies to calculate NOI and accordingly the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to “Income before disposition of property, insurance gain, minority interest and equity in earnings of unconsolidated affiliates” and to “Rental and other revenues” and “Rental property and other expenses” in a table included with this release.

Same property NOI from continuing operations: The Company defines same property NOI as NOI for the Company’s in-service properties included in continuing operations that were wholly-owned during the entirety of the periods presented (from January 1, 2007 to September 30, 2008). The Company’s same property NOI calculations are reconciled to NOI in a table included with this release.

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. At September 30, 2008, the Company owned or had an interest in 383 in-service office, industrial and retail properties encompassing approximately 34.8 million square feet. Highwoods also owned 619 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Missouri, Mississippi, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as expected 2008 financial and operational results and the related assumptions underlying our expected results, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intend” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from Highwoods’ current expectations include, among others, the following: the financial condition of our customers could deteriorate; speculative development by others could result in excessive supply of properties relative to customer demand; development, acquisition, reinvestment, disposition or joint venture projects may not be completed as quickly or on as favorable terms as anticipated; we may not be able to lease or re-lease space quickly or on as favorable terms as old leases; difficulties in obtaining additional capital to satisfy our future cash needs or increases in interest rates could adversely impact our ability to fund important business initiatives and increase our debt service costs; our Southeastern and Midwestern markets may suffer declines in economic growth; and others detailed in the Company’s 2007 Annual Report on Form 10-K and subsequent SEC reports.

Tables Follow

Highwoods Properties, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Rental and other revenues	$116,207	$107,580	$346,154	$318,188

Operating expenses:
Rental property and other expenses	42,165	38,682	122,591	113,909
Depreciation and amortization	32,109	31,891	94,359	90,476
Impairment of assets held for use	—	789	—	789
General and administrative	8,885	9,649	29,362	31,428

Total operating expenses	83,159	81,011	246,312	236,602

Interest expenses:
Contractual	22,995	23,728	69,803	69,514
Amortization of deferred financing costs	714	616	2,038	1,791
Financing obligations	783	981	2,287	2,968

	24,492	25,325	74,128	74,273

Other income:
Interest and other income	1,019	1,469	3,425	5,094

	1,019	1,469	3,425	5,094

Income before disposition of property, insurance gain, minority
interest and equity in earnings of unconsolidated affiliates	9,575	2,713	29,139	12,407
Gains on disposition of property, net	1,745	1,288	1,852	20,372
Gain from property insurance settlement	—	—	—	4,128
Minority interest	(813)	(262)	(2,313)	(3,202)
Equity in earnings of unconsolidated affiliates	1,214	1,207	4,723	12,930

Income from continuing operations	11,721	4,946	33,401	46,635
Discontinued operations:
Income from discontinued operations, net of minority interest	50	846	811	2,646
Net gains on sales of discontinued operations, net of minority interest	2,940	6,175	11,125	24,533
Release of FASB FIN 48 tax liability	—	1,473	—	1,473

	2,990	8,494	11,936	28,652

Net income	14,711	13,440	45,337	75,287
Dividends on preferred stock	(2,451)	(2,680)	(8,127)	(10,639)
Excess of preferred stock redemption/repurchase cost over carrying value	(108)	(842)	(108)	(2,285)

Net income available for common stockholders	$12,152	$9,918	$37,102	$62,363

Net income per common share - basic:
Income from continuing operations	$0.16	$0.03	$0.44	$0.60
Income from discontinued operations	0.05	0.15	0.21	0.51

Net income	$0.21	$0.18	$0.65	$1.11

Weighted average common shares outstanding - basic	58,497	56,628	57,387	56,376

Net Income per common share - diluted:
Income from continuing operations	$0.16	$0.02	$0.43	$0.59
Income from discontinued operations	0.05	0.15	0.21	0.50

Net income	$0.21	$0.17	$0.64	$1.09

Weighted average common shares outstanding - diluted	62,938	61,396	61,865	61,611

Highwoods Properties, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	September 30,	December 31,
	2008	2007
Assets:
Real estate assets, at cost:
Land	$360,496	$357,841
Buildings and tenant improvements	2,824,695	2,708,989
Development in process	79,354	101,661
Land held for development	100,271	103,365

	3,364,816	3,271,856
Less-accumulated depreciation	(700,517)	(649,765)

Net real estate assets	2,664,299	2,622,091
Real estate and other assets, net, held for sale	8,607	10,466
Cash and cash equivalents	13,667	3,140
Restricted cash	8,940	15,896
Accounts receivable, net	23,755	23,521
Notes receivable, net	3,660	5,226
Accrued straight-line rents receivable, net	79,505	74,427
Investment in unconsolidated affiliates	68,470	58,046
Deferred financing and leasing costs, net	73,224	72,188
Prepaid expenses and other assets	40,345	41,954

Total Assets	$2,984,472	$2,926,955

Liabilities, Minority Interest and Stockholders’ Equity:
Mortgages and notes payable	$1,588,954	$1,641,987
Accounts payable, accrued expenses and other liabilities	150,862	157,766
Financing obligations	35,195	35,071

Total Liabilities	1,775,011	1,834,824
Minority interest	70,289	70,098

Stockholders’ Equity:
Preferred stock	81,592	135,437
Common stock	635	572
Additional paid-in capital	1,656,516	1,448,055
Distributions in excess of net earnings	(597,254)	(561,093)
Accumulated other comprehensive loss	(2,317)	(938)

Total Stockholders’ Equity	1,139,172	1,022,033

Total Liabilities, Minority Interest and Stockholders’ Equity	$2,984,472	$2,926,955

Highwoods Properties, Inc.

Funds from Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Funds from operations:
Net income	$14,711	$13,440	$45,337	$75,287
Dividends to preferred stockholders	(2,451)	(2,680)	(8,127)	(10,639)
Excess of preferred stock redemption/repurchase cost over carrying value	(108)	(842)	(108)	(2,285)

Net income available for common stockholders	12,152	9,918	37,102	62,363
Add/(deduct):
Depreciation and amortization of real estate assets	31,639	31,294	92,887	88,634
(Gains) on disposition of depreciable properties	(18)	(1,063)	(36)	(3,343)
Minority interest from the Operating Partnership in income from continuing operations	612	92	1,723	2,684
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	3,136	3,107	9,466	8,851
(Gains) on disposition of depreciable properties	—	—	—	(7,158)
Discontinued operations:
Depreciation and amortization of real estate assets	—	773	233	2,481
(Gains) on disposition of depreciable properties	(3,137)	(7,001)	(11,890)	(26,847)
Minority interest in income from discontinued operations	200	502	821	2,127
Release of FASB FIN 48 tax liability	—	(1,473)	—	(1,473)

Funds from operations	$44,584	$36,149	$130,306	$128,319

Funds from operations per share - diluted:
Net income available for common stockholders	$0.21	$0.17	$0.64	$1.09
Add/(deduct):
Depreciation and amortization of real estate assets	0.50	0.51	1.50	1.44
(Gains) on disposition of depreciable properties	—	(0.02)	—	(0.05)
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	0.05	0.05	0.16	0.14
(Gains) on disposition of depreciable properties	—	—	—	(0.12)
Discontinued operations:
Depreciation and amortization of real estate assets	—	0.01	—	0.04
(Gains) on disposition of depreciable properties	(0.05)	(0.11)	(0.19)	(0.44)
Release of FASB FIN 48 tax liability	—	(0.02)	—	(0.02)

Funds from operations	$0.71	$0.59	$2.11	$2.08

Weighted average shares outstanding - diluted	62,938	61,396	61,865	61,611

Highwoods Properties, Inc.

Net Operating Income Reconcilation

(Unaudited and in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Income before disposition of property, insurance gain, minority
interest and equity in earnings of unconsolidated affiliates	$9,575	$2,713	$29,139	$12,407

Other income/(expense)	(1,019)	(1,469)	(3,425)	(5,094)
Interest expense	24,492	25,325	74,128	74,273
General and administrative expense	8,885	9,649	29,362	31,428
Impairment of assets held for use	—	789	—	789
Depreciation and amortization expense	32,109	31,891	94,359	90,476

Net operating income from continuing operations	74,042	68,898	223,563	204,279

Less - non same property and other net operating income	11,335	6,002	30,999	16,423

Total same property net operating income from continuing operations	$62,707	$62,896	$192,564	$187,856

Rental and other revenues	$116,207	$107,580	$346,154	$318,188
Rental property and other expenses	42,165	38,682	122,591	113,909

Total net operating income from continuing operations	74,042	68,898	223,563	204,279

Less - non same property and other net operating income	11,335	6,002	30,999	16,423

Total same property net operating income from continuing operations	$62,707	$62,896	$192,564	$187,856